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Exhibit 99                                                 NEWS RELEASE
                                                           Contact:
                                                           Bea Slizewski
                                                           716-264-3189

                   AGRILINK FOODS COMPLETES INVENTORY PURCHASE

Rochester, NY, February 16, 2001... Agrilink Foods, Inc., a wholly-owned subsidiary of Pro-Fac Cooperative, Inc. (Nasdaq: PFACP), announced today that it has completed the purchase of the frozen vegetable inventory of AgriFrozen Foods. AgriFrozen's lender, Co-Bank, sold the inventory to Agrilink Foods pursuant to a private sale under the uniform commercial code after the inventory was voluntarily surrendered to CoBank by AgriFrozen. Agrilink Foods will work closely with the former customers of AgriFrozen to meet their supply needs.

       Under an Agrilink Foods agreement with AgriFrozen, AgriFrozen will, with the consent of CoBank, permit the continued repacking of the purchased inventory at AgriFrozen's Woodburn, Oregon plant during a transition period. The inventory will also continue to be stored at various AgriFrozen facilities on an interim basis. AgriFrozen continues to meet its obligations to its suppliers during the transition.

       Employees were notified by AgriFrozen on January 22, 2001, that their employment would be terminated and that the AgriFrozen facilities were closing, with employment terminations beginning March 23, 2001. During the week of February 19th, AgriFrozen will be notifying AgriFrozen employees of any opportunities that may exist to work beyond March 23 through the transition period.

       This press release contains predictions, estimates, and other "forward-looking statements" within the meaning of section 21E of the Exchange Act and section 27A of the Securities Act. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in these forward-looking statements as of the date of this press release. These risks include, but are not limited to, strong competition in the food industry, including competitive pricing, the integration of acquisitions, the effect of adverse weather conditions on the volume and quality of raw products, interest rate fluctuations, the effectiveness of marketing and shifts in market demand. Please refer to Agrilink Foods' Annual Report on Form 10-K for the fiscal year ended June 24, 2000, the risk factors section of Agrilink Foods' prospectus contained in our most recent registration statement on Form S-4, as well as other reports and information filed by Agrilink Foods with the Securities and Exchange Commission, for more information on factors that could cause actual results to differ.

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